UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

August 1, 2024

VIVIC CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-56198	80-0948413
(State or other jurisdiction of	Commission	IRS Employer
Incorporation or organization)	File Number	Identification Number

187 E. Warm Springs Road

Las Vegas, Nevada 89119

(Address of Principal Executive Offices)

Registrant’s telephone number: (702) 899 0818

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective August 1, 2024, the board of directors (the “Board”) of Vivic Corp. (the “Company”) appointed Mr. Tse-Ling Wang, Ms. Liu-Shiang Kung Hwang, Mr. Richard Pao, Mr. Kevin Li and Ms. Amy Huang to the Board of Directors of the Company.

Tse-Ling Wang, 55, has served in a number of senior management positions in the Internet and technology industries. Mr. Wang currently serves as President of Chuang Sheng Information Co., Ltd, which he founded in 2020. Chuang Sheng Information Co. specializes in IoT application services. He is also an Executive Director of Viermtech Inc., which has focused on electronic design and manufacturing since 2019. From 2017 to 2023 Mr. Wang served as CEO and President of Lien Shen Electronic Corp., a company which provides automotive electronic product design and distribution services. Mr. Wang holds a Master of Business Administration degree from National Chengchi University.

Liu-Shiang Kung Hwang, 81, has served as the chairwoman of Jiexin Investment Co., Ltd. since June 2018. Ms. Hwang also serves as a director of Jianyu Material Industry Co., Ltd., which she joined in September 2017, as a director of Kha Shing Enterprises Co., Ltd. which she joined in 2019 and as a director of Horizon Yacht Co., Ltd. which she joined in 2017. Ms. Hwang is a graduate of Tainan Community University.

Richard (Hui Ming) Pao, 69, has more than 30 years of rich experience in technology industries, having served with industry leaders, including Texas Instruments, Taiwan Semiconductor Manufacturing Company, and Lite-On Technology. After becoming expert in comprehensive talent management, Mr. Pao established a management consulting company to assist enterprises in organizational diagnosis, business strategy and management practice counseling, and all-round human resource management practices. During his tenure as the general manager of Fusheng Group, through coaching management counseling, he assisted the company in a successful management succession at the time of a generational ownership transition and helped establish a sustainable management structure. During his tenure as the chairman of Taipei Neihu Technology Park Development Association, he actively promoted exchanges and interactions between the two science and technology parks and guided the strategic approach of the science and technology parks.

Kevin Lee, 54, is a Managing Director of Yunqing Investment Management Co. Ltd., which he co-founded in 2016. He is also CEO of Huihongda Technology Co. Ltd, a technology consulting company he founded in September 2023. Prior to founding Yunqing Investment Management Co. Ltd., Mr. Lee served in various positions in the financial and technology industries. Mr. Lee brings extensive professional experience that spans various aspects of senior management, including finance, operations, and strategic investment. Mr. Lee has more than 25 years of experience in the financial and technology industries. Mr. Lee holds a Bachelor’s degree from National Taiwan University and an MBA from Columbia University in New York.

Amy (Yin Zhen) Huang, 52, is a senior practitioner in the field of human resources and management consulting. During her tenure at LiteOn, she was involved in the four-in-one integration process. Ms. Huang later formed a consulting company with other workplace leaders focusing on coaching companies on business strategies and organizational development systems. Since its establishment, two of the companies coached by Ms. Huang’s teams have become listed companies. Ms. Huang and her team have accumulated rich consulting experience providing more than ten years of corporate management consulting services premised on her belief in the spirit of lifelong learning and that there is no best, only better. Ms. Huang has received master’s degrees from Soochow University’s School of International Business and National Taiwan University’s Graduate School of Economics and is currently pursuing a doctoral program at Taipei University of Technology and to continue to improve her research capabilities.

Mr. Kung, Ms. Hwang, Mr. Wang and Kevin Li will each be issued 150,000 shares of the Company’s common stock in consideration of his or her agreement to serve as a director of the Company and each of Ms. Huang and Mr. Pao will receive 50,000 shares of the Company’s common stock in consideration of his or her agreement to serve as a director of the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2024

VIVIC CORP.

By:	/s/ Shang-Chai Kung
Shang-Chai Kung
President and Chief Executive Officer